(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	October 21, 2020
(630) 906-5484

Old Second Reports Third Quarter Net Income of $10.3 million, or $0.34 per Diluted Share

AURORA, IL, October 21, 2020 – Old Second Bancorp, Inc. (the “Company,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the third quarter of 2020.  Our net income was $10.3 million, or $0.34 per diluted share, for the third quarter of 2020, compared to net income of $9.2 million, or $0.31 per diluted share, for the second quarter of 2020, and net income of $12.2 million, or $0.40 per diluted share, for the third quarter of 2019. Net income for the third quarter of 2020 reflects a reduction in net interest income year over year due to changes in economic conditions and market interest rates related to the COVID-19 pandemic, and a reduction in service charges on deposits due to a decline in customer spending. Partially offsetting this reduction to third quarter net income year over year was a $0.10 per diluted share impact of growth in mortgage banking income due to an increase in mortgage originations and refinances stemming from the low interest rate environment.

Operating Results

●Third quarter 2020 net income was $10.3 million, reflecting an increase in earnings of $1.0 million from the second quarter of 2020, and a decrease in earnings of $1.9 million from the third quarter of 2019.  We recorded a provision for credit losses of $300,000 in the third quarter of 2020, compared to $2.1 million in the second quarter of 2020, each under the current expected credit losses accounting standard (“CECL”), which considers potential credit losses related to the ongoing COVID-19 pandemic, compared to $550,000 in the third quarter of 2019, under the incurred loss model.  Contributing to the increase in net income in the third quarter of 2020 compared to the prior quarter was growth in net gain on sales of mortgage loans of $615,000 due to the reduction of interest rates, and growth in service charges on deposits, as customer spending increased in the third quarter.
●Net interest and dividend income was $22.5 million for the third quarter of 2020, a decrease of $198,000, or 0.9%, from the second quarter of 2020, and a decrease of $2.3 million, or 9.2%, from third quarter of 2019.  Net interest and dividend income in the year over year period was negatively impacted by interest rate reductions related to COVID-19, as loan growth was more than offset by decreases in yields.
●Provision for credit losses was $300,000 for the third quarter of 2020, consisting of $1.3 million related to loans and a $980,000 reversal related to unfunded commitments, compared to a provision for credit losses of $2.1 million for the second quarter of 2020, consisting of $1.4 million related to loans and $734,000 related to unfunded commitments, and a provision for loan losses of $550,000 in the third quarter of 2019.  We adopted the new CECL accounting standard effective January 1, 2020, which measures the allowance based on management’s best estimate of lifetime expected credit losses inherent in our lending activities, resulting in a $5.9 million allowance related to loans and a $1.7 million allowance related to unfunded commitments in the first quarter of 2020.  Provision expense in 2020 was impacted by both the adoption of the new CECL methodology and the expected impact, as of September 30, 2020, of the COVID-19 pandemic on future losses.
●Noninterest income was $11.7 million for the third quarter of 2020, an increase of $990,000, or 9.3%, compared to $10.7 million for the second quarter of 2020, but a decrease of $248,000, or 2.1%, compared to $11.9 million for the third quarter of 2019.  The increase compared to the linked quarter was primarily due to growth in net gains on sales of mortgage loans, due to an increase in volumes of originations and refinances in the lower interest rate environment.  The reduction in the year over year period was primarily due to decreases of $698,000 in service charges on deposits and $3.5 million on securities gains, net, which was partially offset by the $3.2 million of growth in net gains on sales of mortgages in the third quarter of 2020.  In addition, mark to market losses on mortgage servicing rights, or MSRs, totaled $160,000 in the third quarter of 2020, compared to losses of $445,000 in the second quarter of 2020, and losses of $946,000 in the third quarter of 2019.
●	Noninterest expense was $20.3 million for the third quarter of 2020, an increase of $1.4 million, or 7.3%, compared to $18.9 million for the second quarter of 2020, and an increase of $312,000, or 1.6%, from $20.0 million for the third quarter of 2019. The increase compared to the linked quarter was primarily attributable to growth in salaries and employee benefits related to deferrals recorded in the second quarter of 2020 on the SBA Paycheck Protection Program (“PPP”) loan origination costs. The increase compared to the year over year period was also primarily attributable to salaries and employee benefits largely resulting from growth in full time equivalent employees, increases in employee insurance costs, and annual employee merit increases in early 2020.
●	The provision for income taxes expense was $3.4 million for the third quarter of 2020, compared to provision expense of $3.1 million for the second quarter of 2020, and $4.0 million of provision expense for the third quarter of 2019. The increase in tax expense for the linked quarter was due to an increase of $1.3 million in pretax income compared to the second quarter of 2020, and the decrease in tax expense for the year over year period was due to the reduction in pretax income of $2.6 million.
●	During the third quarter of 2020, we repurchased 137,756 shares of our common stock at a weighted average price of $8.34 per share pursuant to our stock repurchase program.
●	On October 19, 2020, our Board of Directors declared a cash dividend of $0.01 per share payable on November 9, 2020, to stockholders of record as of October 30, 2020.

COVID-19 Operational Update

During this unprecedented time, the health and safety of our customers and employees remain our top priority.

●	We established client assistance programs, including offering commercial, consumer, and mortgage loan payment deferrals for certain clients. We also suspended late fees for consumer loans through June 30, 2020, and, although consumer late fees have been reinstated, we will continue to re-evaluate late fee assessments based on the ongoing COVID-19 pandemic.
●	Late in the first quarter of 2020, we began granting loan payment deferrals to certain borrowers affected by the pandemic. As of September 30, 2020, our clients had requested loan payment deferrals on 468 loans totaling $226.2 million. As of September 30, 2020, 372 loans, representing $172.1 million outstanding, or 76.1% of the original loan balances deferred, have resumed payments.
●	We are participating in the Coronavirus Aid, Relief and Economic Security Act (“CARES” Act). As of September 30, 2020, we had processed 746 loan applications for the PPP loans, representing a total of $136.7 million. Early in the fourth quarter of 2020, we started to submit applications for PPP loan forgiveness to the SBA, and will continue to submit applications throughout the remainder of 2020. We anticipate receiving funds for PPP loan forgiveness from the SBA well into the first quarter of 2021.

President and Chief Executive Officer Jim Eccher said “Our results this quarter are a testament to the strength of our balance sheet, the diversity of our business mix and a consistent focus on quality underwriting.  Expenses are well controlled, capital levels are extremely strong and we believe we are well positioned to navigate the challenges that lie ahead for credit quality in our industry.  I would like to thank our employees for their continued hard work in meeting the needs of our customers and communities during these challenging times.  Our balance sheet positioning remains somewhat conservative with substantial excess liquidity given the difficulty in forecasting the ultimate path of the national and local economies.  As a result, our efforts are focused first on helping our customers navigate uncertain times, and second, on looking for opportunities to invest and grow the Old Second franchise.”

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	September 30,	June 30,	September 30,
	Buffer, if applicable[1]	Provisions[2]	2020	2020	2019
The Company
Common equity tier 1 capital ratio	7.00%	N/A	11.97%	11.31%	10.89%
Total risk-based capital ratio	10.50%	N/A	14.33%	13.63%	14.34%
Tier 1 risk-based capital ratio	8.50%	N/A	13.08%	12.39%	13.45%
Tier 1 leverage ratio	4.00%	N/A	10.07%	10.06%	11.54%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	14.24%	13.46%	14.83%
Total risk-based capital ratio	10.50%	10.00%	15.49%	14.71%	15.72%
Tier 1 risk-based capital ratio	8.50%	8.00%	14.24%	13.46%	14.83%
Tier 1 leverage ratio	4.00%	5.00%	10.90%	10.86%	12.68%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is not subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Bank level). Although the minimum regulatory capital requirements are not applicable to the Company, we calculate these ratios for our own planning and monitoring purposes.

2 The prompt corrective action provisions are only applicable at the Bank level.

●	The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $19.5 million at September 30, 2020, compared to $20.2 million at June 30, 2020, and $13.4 million at September 30, 2019. Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.0% at both September 30, 2020 and June 30, 2020, and 0.7% at September 30, 2019. Our adoption of CECL on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL. Prior to January 1, 2020, past due and nonaccrual loans excluded PCI loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans. PCD loans acquired in our acquisition of ABC Bank totaled $10.6 million, net of purchase accounting adjustments, at September 30, 2020. PCD loans that meet the definition of nonperforming are now included in our nonperforming disclosures.
●	OREO assets totaled $2.7 million at September 30, 2020, compared to $5.1 million at June 30, 2020, and $4.7 million at September 30, 2019. We recorded write-downs of $46,000 in the third quarter of 2020, compared to $60,000 in the second quarter of 2020 and $203,000 in the third quarter of 2020. Nonperforming assets, as a percent of total loans plus OREO, were 1.2% at both September 30, 2020 and June 30, 2020, and 0.9% at September 30, 2019.
●	Total loans were $2.03 billion at September 30, 2020, reflecting a decrease of $22.0 million compared to June 30, 2020, but an increase of $130.5 million compared to September 30, 2019. Growth in the year over year period was due primarily to an increase in our commercial portfolio stemming from PPP loan originations of $136.7 million, as well as organic growth primarily in our leases and commercial real estate-–investor portfolios. Average loans (including loans held-for-sale) for the third quarter of 2020 totaled $2.05 billion, reflecting a decrease of $3.1 million from the second quarter of 2020 and an increase of $153.5 million from the third quarter of 2019.
●	Available-for-sale securities totaled $448.4 million at September 30, 2020, compared to $447.4 million at June 30, 2020, and $488.4 million at September 30, 2019. Total securities available-for-sale increased a net $1.0 million from the linked quarter due to a purchase of $1.8 million of agency mortgage backed securities and unrealized mark to market gains of $5.8 million, offset by $6.1 million of calls, maturities and paydowns. A decline of $40.0 million was realized in the year over year period due primarily to security maturities and paydowns recorded in the first quarter of 2020.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$263,199	$68	0.10	$153,532	$42	0.11	$21,425	$119	2.20
Securities:
Taxable	251,760	1,458	2.30	247,868	1,694	2.75	260,842	2,296	3.49
Non-taxable (TE)[1]	196,648	1,680	3.40	204,840	1,767	3.47	233,208	2,176	3.70
Total securities (TE)[1]	448,408	3,138	2.78	452,708	3,461	3.07	494,050	4,472	3.59
Dividends from FHLBC and FRBC	9,917	118	4.73	9,917	123	4.99	10,398	154	5.88
Loans and loans held-for-sale[1,2]	2,048,968	22,078	4.29	2,052,060	22,460	4.40	1,895,454	25,159	5.27
Total interest earning assets	2,770,492	25,402	3.65	2,668,217	26,086	3.93	2,421,327	29,904	4.90
Cash and due from banks	31,354	-	-	30,594	-	-	34,315	-	-
Allowance for credit losses on loans	(31,518)	-	-	(30,747)	-	-	(19,452)	-	-
Other noninterest bearing assets	185,228	-	-	187,305	-	-	172,250	-	-
Total assets	$2,955,556			$2,855,369			$2,608,440

Liabilities and Stockholders' Equity
NOW accounts	$470,474	$106	0.09	$457,772	$129	0.11	$420,437	$334	0.32
Money market accounts	306,763	91	0.12	279,873	85	0.12	282,797	269	0.38
Savings accounts	378,957	102	0.11	359,358	171	0.19	308,483	121	0.16
Time deposits	417,952	1,084	1.03	439,735	1,442	1.32	420,429	1,672	1.58
Interest bearing deposits	1,574,146	1,383	0.35	1,536,738	1,827	0.48	1,432,146	2,396	0.66
Securities sold under repurchase agreements	54,313	28	0.21	45,882	23	0.20	40,342	135	1.33
Other short-term borrowings	8,204	24	1.16	8,396	34	1.63	75,310	429	2.26
Junior subordinated debentures	25,773	285	4.40	25,773	283	4.42	57,716	933	6.41
Senior notes	44,337	673	6.04	44,310	673	6.11	44,222	682	6.12
Notes payable and other borrowings	25,482	144	2.25	26,551	165	2.50	10,973	89	3.22
Total interest bearing liabilities	1,732,255	2,537	0.58	1,687,650	3,005	0.72	1,660,709	4,664	1.11
Noninterest bearing deposits	892,811	-	-	854,324	-	-	651,863	-	-
Other liabilities	39,589	-	-	39,613	-	-	30,329	-	-
Stockholders' equity	290,901	-	-	273,782	-	-	265,539	-	-
Total liabilities and stockholders' equity	$2,955,556			$2,855,369			$2,608,440
Net interest income (GAAP)		$22,509			$22,707			$24,780
Net interest margin (GAAP)			3.23			3.42			4.06

Net interest income (TE)[1]		$22,865			$23,081			$25,240
Net interest margin (TE)[1]			3.28			3.48			4.14
Core net interest margin (TE - excluding PPP loans)[1]			3.34			3.51			N/A
Interest bearing liabilities to earning assets	62.53%			63.25%			68.59%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2020 and 2019. See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $975,000 for the third quarter of 2020, $718,000 for the second quarter of 2020, and $295,000 for the third quarter of 2019. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $22.9 million for the third quarter of 2020, which reflects a decrease of $216,000 compared to the second quarter of 2020, and a decrease of $2.4 million compared to the third quarter of 2019.  The tax equivalent adjustment for the third quarter of 2020 was $356,000, compared to $374,000 for the second quarter of 2020, and $460,000 for the third quarter of 2019.  Average interest earning assets increased $102.3 million to $2.77 billion for the third quarter of 2020, compared to the second quarter of 2020, primarily due to growth in interest earning deposits with financial institutions.  Average interest earning assets increased $349.2 million in the third quarter of 2020, compared to the third quarter of 2019.  Average loans, including loans held-for-sale, decreased $3.1 million for the third quarter of 2020, compared to the second quarter of 2020, but increased $153.5 million compared to the third quarter of 2019.  Growth in volumes of earning assets for the third quarter of 2020, compared to the second quarter of 2020 and the third quarter of 2019, was more than offset by a decline in yields.  The yield on average earning assets decreased 28 basis points in the third quarter of 2020, compared to the second quarter of 2020, and decreased 125 basis points compared to the third quarter of 2019, primarily due to the lowering of interest rates by the Federal Reserve in the second quarter of 2020 in response to the COVID-19 pandemic, and $136.7 million of PPP loans issued at 1.00% in the second and third quarters of 2020.

Total securities income was $3.1 million in the third quarter of 2020, a decrease of $323,000 compared to the second quarter of 2020, and a decrease of $1.3 million compared to the third quarter of 2019, due primarily to reductions in yields and volumes.  Security sales and paydowns in the third quarter of 2020 totaled $6.1 million, which were partially offset by a $1.8 million purchase of an agency mortgage backed security.  Our overall yield on tax equivalent municipal securities was 3.40% for the third quarter of 2020, compared to 3.47% for the second quarter of 2020, and 3.70% for the third quarter of 2019.  Taxable security yields also declined in the third quarter of 2020, resulting in a decrease to the overall tax equivalent yield for the total securities portfolio of 29 basis points from June 30, 2020, and 81 basis points from September 30, 2019.

Average interest bearing liabilities increased $44.6 million in the third quarter of 2020, compared to the second quarter of 2020, driven by a $37.4 million increase in average interest bearing deposits, and an $8.4 million increase in average securities sold under repurchase agreements for the linked quarter. Average interest bearing liabilities increased $71.5 million in the third quarter of 2020, compared to the third quarter of 2019, primarily driven by a $142.0 million increase in interest bearing deposits, a $14.0 million increases in securities sold under repurchase agreements, and a $14.5 million increase in notes payable and other borrowings, partially offset by a reduction in other short-term borrowings of $67.1 million, and a $31.9 million decrease in junior subordinated debentures. The cost of interest bearing liabilities for the third quarter of 2020 decreased by 14 basis points from the second quarter of 2020, and decreased 53 basis points from the third quarter of 2019. Growth in our average noninterest bearing demand deposits of $240.9 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings, which totaled 0.38% for the third quarter of 2020, 0.48% for the second quarter of 2020, and 0.80% for the third quarter of 2019.

For the third quarter of 2020, average other short-term borrowings, which consisted solely of FHLBC advances, totaled $8.2 million, compared to $8.4 million for the second quarter of 2020, and $75.3 million for the third quarter of 2019.  Average rates paid on short-term FHLBC advances decreased from 2.26% in the third quarter of 2019 to 1.63% in the second quarter of 2020, and to 1.16% in the third quarter of 2020, reflecting the falling interest rate environment. We drew on a $4.0 million zero interest borrowing from the FHLB’s COVID-19 relief program in the third quarter of 2020; these borrowings were available to members for a one year term.  The decrease noted in junior subordinated debentures year over year stems from the March 2020 redemption of our trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, which resulted in a payment of $33.0 million, including accrued interest.  The redemption was funded with cash on hand and a $20.0 million term note issued at one month Libor plus 1.75%, with principal and interest payable over the next three years, included within notes payable and other borrowings.

Our net interest margin (TE) decreased 20 basis points to 3.28% for the third quarter of 2020, compared to 3.48% for the second quarter of 2020, and decreased 86 basis points compared to 4.14% for the third quarter of 2019.  Our core net interest margin (TE), a non-GAAP financial measure that excludes the impact of our PPP loans, was 3.34% for the third quarter of 2020, compared to 3.51% for the second quarter of 2020 and 4.14% for the third quarter of 2019.  The reductions were due primarily to falling interest rates over the past nine months.  See the discussion entitled “Non-GAAP Presentations” in the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				3rd Quarter 2020
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
Trust income	$1,506	$1,664	$1,730	(9.5)	(12.9)
Service charges on deposits	1,322	1,120	2,020	18.0	(34.6)
Residential mortgage banking revenue
Secondary mortgage fees	492	505	282	(2.6)	74.5
Mortgage servicing rights mark to market loss	(160)	(445)	(946)	64.0	83.1
Mortgage servicing income	521	458	460	13.8	13.3
Net gain on sales of mortgage loans	5,246	4,631	2,074	13.3	152.9
Total residential mortgage banking revenue	6,099	5,149	1,870	18.5	226.1
Securities (losses) gains, net	(1)	-	3,463	N/M	(100.0)
Change in cash surrender value of BOLI	459	532	267	(13.7)	71.9
Death benefit realized on BOLI	(2)	59	-	(103.4)	N/M
Card related income	1,499	1,311	1,595	14.3	(6.0)
Other income	803	860	988	(6.6)	(18.7)
Total noninterest income	$11,685	$10,695	$11,933	9.3	(2.1)

N/M - Not meaningful.

Noninterest income increased $990,000, or 9.3%, in the third quarter of 2020, compared to the second quarter of 2020, but decreased $248,000, or 2.1%, compared to the third quarter of 2019.  The increase from the linked quarter was primarily driven by $950,000 of growth in residential mortgage banking revenue, attributable to a $615,000 increase in net gain on sales of mortgage loans and a $285,000 reduction in mark to market losses on MSRs in the third quarter of 2020, compared to the prior quarter.  Service charges on deposits also increased in the third quarter of 2020, compared to the second quarter of 2020, as consumer spending began to increase.

The decrease in noninterest income in the third quarter of 2020 compared to the third quarter of 2019 is due to a $224,000 reduction in trust income due to declines in the value of assets under management over the past year, a $698,000 reduction in service charges on deposits as consumer spending decreased during the COVID-19 pandemic, and no securities gains recorded in the third quarter of 2020, compared to $3.5 million of security gains recorded in the 2019 like period.   In addition, card related income and other income also declined in the year over year period.

These year over year declines were materially offset by $4.2 million of growth in residential mortgage banking revenue in the third quarter of 2020, compared to the third quarter of 2019, due to the low interest rate environment and resultant increases in mortgage originations and refinances, as well as a $192,000 increase in the cash surrender value of BOLI in the third quarter of 2020 compared to the third quarter of 2019.

Noninterest Expense

				3rd Quarter 2020
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
Salaries	$9,731	$8,588	$9,460	13.3	2.9
Officers incentive	968	968	923	-	4.9
Benefits and other	1,887	1,786	1,679	5.7	12.4
Total salaries and employee benefits	12,586	11,342	12,062	11.0	4.3
Occupancy, furniture and equipment expense	2,003	1,935	2,235	3.5	(10.4)
Computer and data processing	1,226	1,247	1,490	(1.7)	(17.7)
FDIC insurance	191	155	(114)	23.2	(267.5)
General bank insurance	281	237	270	18.6	4.1
Amortization of core deposit intangible asset	122	124	157	(1.6)	(22.3)
Advertising expense	62	57	360	8.8	(82.8)
Card related expense	566	514	531	10.1	6.6
Legal fees	169	176	111	(4.0)	52.3
Other real estate owned expense, net	125	143	26	(12.6)	380.8
Other expense	2,935	2,966	2,826	(1.0)	3.9
Total noninterest expense	$20,266	$18,896	$19,954	7.3	1.6
Efficiency ratio (GAAP)[1]	58.27%	55.13%	57.82%
Adjusted efficiency ratio (non-GAAP)[2]	57.47%	54.28%	56.93%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the third quarter of 2020 increased $1.4 million, or 7.3%, compared to the second quarter of 2020, and increased $312,000, or 1.6%, compared to the third quarter of 2019.  The linked quarter decrease is primarily attributable to a $1.2 million increase in salaries and employee benefits stemming from an increase in deferrals of new loan origination costs related to PPP loans in the second quarter of 2020, with no like level of origination cost deferrals in the third quarter of 2020.  In addition, occupancy, furniture and equipment expense increased $68,000 in the third quarter of 2020 compared to the linked quarter due to planned building repairs at various branches.

The year over year increase in noninterest expense is primarily attributable to a $524,000 increase in salaries and employee benefits due to growth in full-time equivalent employees, merit increases in early 2020, and employee insurance and other benefits increases, a $305,000 increase in FDIC insurance due to an accrual reversal in the prior year, a $99,000 increase in other real estate owned expense, net, primarily due to closing costs on property sales in the third quarter of 2020, and a $109,000 increase in other expense due to audit fees, consulting and management fees, and deferred director expense.  These increases were partially offset by a $232,000 reduction in occupancy, furniture and equipment expense, a $264,000 decrease in computer and data processing expense, and a $298,000 decrease in advertising expense.

Earning Assets

				September 30, 2020
Loans	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
Commercial	$436,277	$441,642	$333,664	(1.2)	30.8
Leases	133,676	133,293	108,152	0.3	23.6
Commercial real estate - Investor	548,970	525,714	491,794	4.4	11.6
Commercial real estate - Owner occupied	335,978	343,982	334,986	(2.3)	0.3
Construction	91,856	83,939	91,066	9.4	0.9
Residential real estate - Investor	61,923	69,421	68,989	(10.8)	(10.2)
Residential real estate - Owner occupied	114,283	126,303	136,046	(9.5)	(16.0)
Multifamily	188,398	197,521	183,476	(4.6)	2.7
HELOC	85,882	89,170	90,791	(3.7)	(5.4)
HELOC - Purchased	22,312	26,467	35,518	(15.7)	(37.2)
Other[1]	10,772	14,884	14,140	(27.6)	(23.8)
Total loans, excluding deferred loan costs and PCI	2,030,327	2,052,336	1,888,622	(1.1)	7.5
Net deferred loan costs	-	-	2,054	-	(100.0)
Total loans, excluding PCI[2]	2,030,327	2,052,336	1,890,676	(1.1)	7.4
PCI loans, net of purchase accounting adjustments	-	-	9,135	-	(100.0)
Total loans	$2,030,327	$2,052,336	$1,899,811	(1.1)	6.9

1 Other class includes consumer and overdrafts.

2 As a result of our adoption of the new CECL accounting standard effective January 1, 2020, loans formerly referred to as PCI loans are considered PCD loans under CECL for all periods presented after December 31, 2019, and are included in the amounts above based on loan type.

Total loans decreased by $22.0 million at September 30, 2020, compared to June 30, 2020, and increased $130.5 million for the year over year period.  Growth in the year over year period was primarily due to PPP loan originations of $136.7 million, recorded within commercial loans, as well as organic growth primarily in our leases and commercial real estate-investor loan portfolios. As required by CECL, the balance (or amortized cost basis) of PCD loans are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.  Accordingly, at January 1, 2020, $2.5 million of purchase accounting adjustments related to PCD loans were reclassified to the allowance for credit losses from loans, resulting in an increase to total PCD loans.

				September 30, 2020
Securities	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
Securities available-for-sale, at fair value
U.S. Treasury	$4,134	$4,147	$4,038	(0.3)	2.4
U.S. government agencies	7,005	7,276	9,143	(3.7)	(23.4)
U.S. government agency mortgage-backed	18,219	16,779	16,940	8.6	7.6
States and political subdivisions	249,777	250,364	238,727	(0.2)	4.6
Collateralized mortgage obligations	57,013	56,113	64,121	1.6	(11.1)
Asset-backed securities	81,585	80,026	83,182	1.9	(1.9)
Collateralized loan obligations	30,688	32,731	72,271	(6.2)	(57.5)
Total securities available-for-sale	$448,421	$447,436	$488,422	0.2	(8.2)

Our securities portfolio totaled $448.4 million as of September 30, 2020, an increase of $1.0 million from $447.4 million as of June 30, 2020, and a decrease of $40.0 million from September 30, 2019.  The increase in the portfolio during the third quarter of 2020, compared to the prior quarter, was due to purchases of $1.9 million and unrealized mark to market gains of $5.8 million, partially offset by $6.1 million of security calls, maturities and paydowns. The decrease in the securities portfolio in the year over year period was primarily due to the calls on collateralized loan obligations over the past year.  Net security losses of $1,000 were recorded in the third quarter of 2020, no security sales were recorded in the second quarter of 2020, and $3.5 million of net security gains were recorded in the third quarter of 2019.

Asset Quality

				September 30, 2020
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
Nonaccrual loans	$20,076	$18,343	$11,852	9.4	69.4
Performing troubled debt restructured loans accruing interest	334	978	1,532	(65.8)	(78.2)
Loans past due 90 days or more and still accruing interest	422	840	18	(49.8)	N/M
Total nonperforming loans	20,832	20,161	13,402	3.3	55.4
Other real estate owned	2,686	5,082	4,682	(47.1)	(42.6)
Total nonperforming assets	$23,518	$25,243	$18,084	(6.8)	30.0

PCD loans, net of purchase accounting adjustments[1]	$10,638	$11,096	$9,135	(4.1)	16.5

30-89 days past due loans and still accruing interest	$5,511	$11,330	$7,937
Nonaccrual loans to total loans	1.0%	0.9%	0.6%
Nonperforming loans to total loans	1.0%	1.0%	0.7%
Nonperforming assets to total loans plus OREO	1.2%	1.2%	0.9%
Purchased credit-deteriorated loans to total loans	0.5%	0.5%	0.5%

Allowance for credit losses	$32,918	$31,273	$19,651
Allowance for credit losses to total loans	1.6%	1.5%	1.0%
Allowance for credit losses to nonaccrual loans	164.0%	170.5%	165.8%

N/M - Not meaningful.

1 In 2020, due to the adoption of CECL, PCD loans are now included in total nonperforming assets, if their risk rating at period end so indicates. For September 30, 2019, PCI loans were not included within total nonperforming assets since we were accreting interest income over the expected life of the loans.

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  We historically excluded PCI loans meeting nonperforming criteria from our nonperforming disclosures as long as their cash flows and the timing of such cash flows continued to be estimable and probable of collection.  As a result of CECL implementation on January 1, 2020, PCI loans became PCD loans.  PCD loans that meet the definition of nonperforming are now included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.0% for both the third quarter of 2020 and the second quarter of 2020, and 0.7% for the third quarter of 2019.  Nonperforming assets to total loans plus OREO remained stable and ended at 1.2% for the third and second quarter of 2020, and 0.9% for the third quarter of 2019, as our loan portfolio grew year over year, and we continued OREO liquidations and recorded write-downs.  Our allowance for credit losses to total loans was 1.6% as of September 30, 2020, compared to 1.5% as of June 30, 2020 and 1.0% as of September 30, 2019.

The following table shows classified assets by segment for the following periods.

				September 30, 2020
Classified loans	As of			Percent Change From
(dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
Commercial	$5,992	$8,627	$8,079	(30.5)	(25.8)
Leases	3,270	254	74	N/M	N/M
Commercial real estate - Investor	5,596	5,445	7,928	2.8	(29.4)
Commercial real estate - Owner occupied	9,658	9,432	5,807	2.4	66.3
Construction	5,108	2,318	264	120.4	N/M
Residential real estate - Investor	1,526	1,454	984	5.0	55.1
Residential real estate - Owner occupied	3,836	4,270	3,766	(10.2)	1.9
Multifamily	5,834	5,562	430	4.9	N/M
HELOC	1,566	1,690	1,804	(7.3)	(13.2)
HELOC - Purchased	-	113	181	(100.0)	(100.0)
Other[1]	271	353	22	(23.2)	N/M
Total classified loans, excluding PCI loans	42,657	39,518	29,339	7.9	45.4
PCI loans, net of purchase accounting adjustments[2]	-	-	9,135	-	(100.0)
Total classified loans	$42,657	$39,518	$38,474	7.9	10.9

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

2 For purposes of this table, as of  September 30, 2019, classified loan amounts excluded $9.1 million of PCD loans, net of purchase accounting adjustments, formerly PCI loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans.

Classified loans include nonaccrual, performing troubled debt restructurings, PCD loans (formerly PCI loans, as applicable), and all other loans considered substandard.  Classified loans totaled $42.7 million as of September 30, 2020, an increase of $3.1 million, or 7.9%, from the prior linked quarter, and an increase of $4.2 million, or 10.9%, from the third quarter of 2019.  All PCD loans stem from our acquisition of ABC Bank in 2018.

Allowance for Credit Losses on Loans and Unfunded Commitments

At September 30, 2020, our allowance for credit losses (“ACL”) on loans totaled $32.9 million, and our ACL on unfunded commitments, included in other liabilities, totaled $4.0 million.  The increase in our ACL from year-end 2019 was driven by the $10.4 million of provision expense recorded year to date in 2020, and by the adoption of CECL on January 1, 2020, in which we recognized an increase in our ACL on outstanding loans of $5.9 million and an increase in our ACL on unfunded commitments of $1.7 million as a cumulative effect adjustment from change in accounting policies.   During the third quarter of 2020, we recorded $1.3 million of ACL related to loans, and $980,000 of reduction to the ACL related to unfunded commitments, resulting in total provision expense of $300,000.  The decline in the ACL for unfunded commitments in the third quarter of 2020, compared to the prior quarter, was primarily related to commercial unfunded commitments, with a decrease in the funding rate assumptions based on our analysis of the last 12 months of utilization.   The total increase in the ACL during 2020 reflects forecasted credit deterioration due to the COVID-19 pandemic and the resultant recession.  Our ACL on loans to total loans was 1.6% as of September 30, 2020, compared to 1.5% as of June 30, 2020 and 1.0% at both December 31, 2019 and September 30, 2019.  The ACL on unfunded commitments totaled $4.0 million as of September 30, 2020, compared to $5.0 million as of June 30, 2020.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	September 30,	% of	June 30,	% of	September 30,	% of
	2020	Total [2]	2020	Total [2]	2019	Total [2]
Commercial	$(7)	1.9	$(2)	(1.2)	$10	3.7
Leases	119	(32.6)	-	-	47	17.3
Commercial real estate - Investor	(102)	27.9	(14)	(8.4)	147	54.2
Commercial real estate - Owner occupied	(420)	115.1	292	174.9	-	-
Construction	59	(16.2)	-	-	7	2.6
Residential real estate - Investor	(15)	4.1	(2)	(1.2)	(6)	(2.2)
Residential real estate - Owner occupied	(25)	6.8	(66)	(39.5)	(13)	(4.8)
Multifamily	-	-	-	-	-	-
HELOC	(52)	14.2	(53)	(31.7)	(2)	(0.7)
HELOC - Purchased	66	(18.1)	-	-	-	-
Other [1]	12	(3.1)	12	7.1	81	29.9
Net charge-offs / (recoveries)	$(365)	100.0	$167	100.0	$271	100.0

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the third quarter of 2020 were $451,000, compared to $406,000 for the second quarter of, 2020, and $397,000 for the third quarter of 2019.  Gross recoveries were $816,000 for the third quarter of 2020, compared to $239,000 for the second quarter of 2020 and $126,000 for the third quarter of 2019.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $2.48 billion at September 30, 2020, an increase of $27.9 million compared to June 30, 2020, resulting from net increases in savings, NOW and money market accounts of $52.4 million, partially offset by a decreases in demand deposits of $1.6 million, and time deposits of $23.0 million.  Total deposits increased $404.8 million in the year over year period driven primarily by growth in demand deposits of $245.7 million, and savings, NOW and money market accounts of $181.2 million, partially offset by a decrease in time deposits of $22.2 million.

Borrowings

As of September 30, 2020, we had $6.1 million in other short-term borrowings compared to $8.3 million as of June 30, 2020, and $84.0 million as of September 30, 2019.  Due to growth in deposits, our need for short-term funding in 2020 has declined year over year.

We are indebted on senior notes totaling $44.3 million, net of deferred issuance costs, as of September 30, 2020.  We are also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  On March 2, 2020, we redeemed the trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, which resulted in a decrease in junior subordinated debentures of $32.0 million.  Notes payable and other borrowings totaled $24.5 million as of September 30, 2020, and is comprised of $18.0 million outstanding on a $20.0 million term note we originated to facilitate the redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, and $6.5 million of a long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations: Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of net interest income and net interest margin on a fully taxable equivalent basis, our efficiency ratio calculations and core net interest margin on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.  Our core net interest margin on a taxable equivalent basis excludes the impact of our PPP loans. These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Forward-Looking Statements: This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipate,” “expect,”  “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook and our belief that we are well-positioned to capitalize on opportunities with substantial capital flexibility and strong liquidity. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on the our business, operations and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; and (5) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host an earnings call on Thursday, October 22, 2020, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).  Investors may listen to our earnings call via telephone by dialing 844-369-8770.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the earnings call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on October 30, 2020, by dialing 877-481-4010, using Conference ID: 37797.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2020	2019
Assets
Cash and due from banks	$29,489	$34,096
Interest earning deposits with financial institutions	283,651	16,536
Cash and cash equivalents	313,140	50,632
Securities available-for-sale, at fair value	448,421	484,648
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	9,917
Loans held-for-sale	10,229	3,061
Loans	2,030,327	1,930,812
Less: allowance for credit losses on loans	32,918	19,789
Net loans	1,997,409	1,911,023
Premises and equipment, net	44,914	44,354
Other real estate owned	2,686	5,004
Mortgage servicing rights, net	5,010	5,935
Goodwill and core deposit intangible	20,901	21,275
Bank-owned life insurance ("BOLI")	62,222	61,763
Deferred tax assets, net	9,626	11,459
Other assets	50,349	26,474
Total assets	$2,974,824	$2,635,545

Liabilities
Deposits:
Noninterest bearing demand	$889,085	$669,795
Interest bearing:
Savings, NOW, and money market	1,185,731	1,015,285
Time	404,427	441,669
Total deposits	2,479,243	2,126,749
Securities sold under repurchase agreements	59,268	48,693
Other short-term borrowings	6,125	48,500
Junior subordinated debentures	25,773	57,734
Senior notes	44,349	44,270
Notes payable and other borrowings	24,469	6,673
Other liabilities	39,329	25,062
Total liabilities	2,678,556	2,357,681

Stockholders’ Equity
Common stock	34,957	34,854
Additional paid-in capital	121,746	120,657
Retained earnings	228,825	213,723
Accumulated other comprehensive income	11,044	4,562
Treasury stock	(100,304)	(95,932)
Total stockholders’ equity	296,268	277,864
Total liabilities and stockholders’ equity	$2,974,824	$2,635,545

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest and dividend income
Loans, including fees	$21,980	$25,109	$67,924	$74,132
Loans held-for-sale	95	47	241	100
Securities:
Taxable	1,458	2,296	5,315	6,933
Tax exempt	1,327	1,719	4,178	5,958
Dividends from FHLBC and FRBC stock	118	154	366	459
Interest bearing deposits with financial institutions	68	119	185	344
Total interest and dividend income	25,046	29,444	78,209	87,926
Interest expense
Savings, NOW, and money market deposits	299	724	1,319	2,254
Time deposits	1,084	1,672	4,292	4,931
Securities sold under repurchase agreements	28	135	167	431
Other short-term borrowings	24	429	167	1,611
Junior subordinated debentures	285	933	1,932	2,791
Senior notes	673	682	2,019	2,026
Notes payable and other borrowings	144	89	439	312
Total interest expense	2,537	4,664	10,335	14,356
Net interest and dividend income	22,509	24,780	67,874	73,570
Provision for credit losses	300	550	10,413	1,450
Net interest and dividend income after provision for credit losses	22,209	24,230	57,461	72,120
Noninterest income
Trust income	1,506	1,730	4,702	4,955
Service charges on deposits	1,322	2,020	4,168	5,841
Secondary mortgage fees	492	282	1,267	621
Mortgage servicing rights mark to market loss	(160)	(946)	(2,739)	(2,902)
Mortgage servicing income	521	460	1,447	1,408
Net gain on sales of mortgage loans	5,246	2,074	12,123	3,999
Securities (losses) gains, net	(1)	3,463	(25)	4,476
Change in cash surrender value of BOLI	459	267	942	1,045
Death benefit realized on BOLI	(2)	-	57	-
Card related income	1,499	1,595	4,097	4,433
Other income	803	988	2,663	2,682
Total noninterest income	11,685	11,933	28,702	26,558
Noninterest expense
Salaries and employee benefits	12,586	12,062	36,846	35,261
Occupancy, furniture and equipment	2,003	2,235	6,239	6,149
Computer and data processing	1,226	1,490	3,808	4,346
FDIC insurance	191	(114)	403	176
General bank insurance	281	270	764	756
Amortization of core deposit intangible	122	157	374	410
Advertising expense	62	360	228	975
Card related expense	566	531	1,612	1,360
Legal fees	169	111	476	480
Other real estate expense, net	125	26	505	324
Other expense	2,935	2,826	8,909	9,037
Total noninterest expense	20,266	19,954	60,164	59,274
Income before income taxes	13,628	16,209	25,999	39,404
Provision for income taxes	3,363	4,036	6,221	9,485
Net income	$10,265	$12,173	$19,778	$29,919

Basic earnings per share	$0.35	$0.41	$0.67	$1.00
Diluted earnings per share	0.34	0.40	0.65	0.98
Dividends declared per share	0.01	0.01	0.03	0.03

Ending common shares outstanding	29,451,585	29,903,154	29,451,585	29,903,154
Weighted-average basic shares outstanding	29,559,026	29,899,063	29,708,239	29,880,511
Weighted-average diluted shares outstanding	30,102,301	30,438,333	30,261,721	30,390,965

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2019				2020
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Cash and due from banks	$33,749	$33,618	$34,315	$34,417	$32,549	$30,594	$31,354
Interest earning deposits with financial institutions	18,842	19,053	21,425	27,720	27,989	153,532	263,199
Cash and cash equivalents	52,591	52,671	55,740	62,137	60,538	184,126	294,553

Securities available-for-sale, at fair value	513,491	520,006	494,050	485,802	475,718	452,708	448,408
FHLBC and FRBC stock	11,463	11,317	10,398	9,763	9,917	9,917	9,917
Loans held-for-sale	1,853	2,870	4,462	3,441	3,623	13,978	13,384
Loans	1,893,659	1,894,454	1,890,992	1,899,849	1,941,760	2,038,082	2,035,584
Less: allowance for credit losses on loans	19,235	19,435	19,452	20,063	23,507	30,747	31,518
Net loans	1,874,424	1,875,019	1,871,540	1,879,786	1,918,253	2,007,335	2,004,066

Premises and equipment, net	42,270	42,271	42,754	43,614	44,613	44,658	44,802
Other real estate owned	6,779	6,012	5,427	4,961	5,127	5,040	3,087
Mortgage servicing rights, net	7,334	6,551	5,578	5,447	5,053	4,451	4,645
Goodwill and core deposit intangible	21,747	21,618	21,476	21,337	21,208	21,084	20,960
Bank-owned life insurance ("BOLI")	61,661	62,124	62,445	62,259	61,873	61,790	61,897
Deferred tax assets, net	20,878	16,458	13,750	12,738	9,682	13,511	12,051
Other assets	21,098	19,041	20,820	22,893	25,156	36,771	37,786
Total other assets	181,767	174,075	172,250	173,249	172,712	187,305	185,228
Total assets	$2,635,589	$2,635,958	$2,608,440	$2,614,178	$2,640,761	$2,855,369	$2,955,556

Liabilities
Deposits:
Noninterest bearing demand	$625,423	$645,580	$651,863	$678,136	$676,755	$854,324	$892,811
Interest bearing:
Savings, NOW, and money market	1,055,563	1,044,950	1,011,717	1,010,948	1,025,511	1,097,003	1,156,194
Time	445,076	422,975	420,429	437,236	448,763	439,735	417,952
Total deposits	2,126,062	2,113,505	2,084,009	2,126,320	2,151,029	2,391,062	2,466,957

Securities sold under repurchase agreements	45,157	44,184	40,342	45,146	47,825	45,882	54,313
Other short-term borrowings	98,328	93,369	75,310	28,772	23,069	8,396	8,204
Junior subordinated debentures	57,692	57,704	57,716	57,728	47,200	25,773	25,773
Senior Notes	44,171	44,196	44,222	44,258	44,284	44,310	44,337
Notes payable and other borrowings	15,273	13,101	10,973	8,768	14,762	26,551	25,482
Other liabilities	13,750	19,586	30,329	28,026	28,490	39,613	39,589
Total liabilities	2,400,433	2,385,645	2,342,901	2,339,018	2,356,659	2,581,587	2,664,655

Stockholders' equity
Common stock	34,775	34,825	34,825	34,845	34,900	34,957	34,957
Additional paid-in capital	119,051	119,381	120,076	120,517	120,829	121,253	121,643
Retained earnings	180,398	188,453	199,228	209,942	215,467	216,183	224,405
Accumulated other comprehensive (loss) income	(3,102)	3,705	7,417	5,806	9,131	219	9,305
Treasury stock	(95,966)	(96,051)	(96,007)	(95,950)	(96,225)	(98,830)	(99,409)
Total stockholders' equity	235,156	250,313	265,539	275,160	284,102	273,782	290,901
Total liabilities and stockholders' equity	$2,635,589	$2,635,958	$2,608,440	$2,614,178	$2,640,761	$2,855,369	$2,955,556

Total Earning Assets	$2,439,308	$2,447,700	$2,421,327	$2,426,575	$2,459,007	$2,668,217	$2,770,492
Total Interest Bearing Liabilities	1,761,260	1,720,479	1,660,709	1,632,856	1,651,414	1,687,650	1,732,255

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2019				2020
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Interest and Dividend Income
Loans, including fees	$24,099	$24,924	$25,109	$23,587	$23,597	$22,347	$21,980
Loans held-for-sale	22	31	47	33	36	110	95
Securities:
Taxable	2,414	2,223	2,296	2,323	2,163	1,694	1,458
Tax exempt	2,098	2,141	1,719	1,467	1,455	1,396	1,327
Dividends from FHLB and FRBC stock	149	156	154	143	125	123	118
Interest bearing deposits with financial institutions	114	111	119	115	75	42	68
Total interest and dividend income	28,896	29,586	29,444	27,668	27,451	25,712	25,046
Interest Expense
Savings, NOW, and money market deposits	771	759	724	706	635	385	299
Time deposits	1,618	1,641	1,672	1,805	1,766	1,442	1,084
Securities sold under repurchase agreements	149	147	135	146	116	23	28
Other short-term borrowings	607	575	429	144	109	34	24
Junior subordinated debentures	927	931	933	933	1,364	283	285
Senior notes	672	672	682	673	673	673	673
Notes payable and other borrowings	116	107	89	72	130	165	144
Total interest expense	4,860	4,832	4,664	4,479	4,793	3,005	2,537
Net interest and dividend income	24,036	24,754	24,780	23,189	22,658	22,707	22,509
Provision for credit losses	450	450	550	150	7,984	2,129	300
Net interest and dividend income after provision for credit losses	23,586	24,304	24,230	23,039	14,674	20,578	22,209
Noninterest Income
Trust income	1,486	1,739	1,730	1,700	1,532	1,664	1,506
Service charges on deposits	1,862	1,959	2,020	1,874	1,726	1,120	1,322
Secondary mortgage fees	136	203	282	151	270	505	492
Mortgage servicing rights mark to market (loss) gain	(819)	(1,137)	(946)	240	(2,134)	(445)	(160)
Mortgage servicing income	457	491	460	473	468	458	521
Net gain on sales of mortgage loans	762	1,163	2,074	1,113	2,246	4,631	5,246
Securities gains (losses)-, net	27	986	3,463	35	(24)	-	(1)
Change in cash surrender value of BOLI	458	320	267	370	(49)	532	459
Death benefit realized on BOLI	-	-	-	872	-	59	(2)
Card related income	1,285	1,552	1,595	1,428	1,287	1,311	1,499
Other income	828	867	988	986	1,000	860	803
Total noninterest income	6,482	8,143	11,933	9,242	6,322	10,695	11,685
Noninterest Expense
Salaries and employee benefits	11,612	11,587	12,062	11,608	12,918	11,342	12,586
Occupancy, furniture and equipment	1,989	1,925	2,235	2,140	2,301	1,935	2,003
Computer and data processing	1,332	1,524	1,490	1,285	1,335	1,247	1,226
FDIC insurance	174	116	(114)	-	57	155	191
General bank insurance	250	236	270	246	246	237	281
Amortization of core deposit intangible	132	121	157	129	128	124	122
Advertising expense	234	381	360	250	109	57	62
Card related expense	355	474	531	596	532	514	566
Legal fees	126	243	111	195	131	176	169
Other real estate expense, net	50	248	26	99	237	143	125
Other expense	2,940	3,271	2,826	3,280	3,008	2,966	2,935
Total noninterest expense	19,194	20,126	19,954	19,828	21,002	18,896	20,266
Income (loss) before income taxes	10,874	12,321	16,209	12,453	(6)	12,377	13,628
Provision for (benefit from) income taxes	2,406	3,043	4,036	2,917	(281)	3,139	3,363
Net income	$8,468	$9,278	$12,173	$9,536	$275	$9,238	$10,265

Basic earnings per share	$0.28	$0.31	$0.41	$0.32	$0.01	$0.31	$0.35
Diluted earnings per share	0.28	0.31	0.40	0.31	0.01	0.31	0.34
Dividends paid per share	0.01	0.01	0.01	0.01	0.01	0.01	0.01

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Net Interest Margin
Interest income (GAAP)	$25,046	$25,712	$29,444
Taxable-equivalent adjustment:
Loans	3	3	3
Securities	353	371	457
Interest income (TE)	25,402	26,086	29,904
Interest expense (GAAP)	2,537	3,005	4,664
Net interest income (TE)	$22,865	$23,081	$25,240
Paycheck Protection Program ("PPP") loan - interest and fee income	736	603	NA
Net interest income (TE) - excluding PPP loans	$22,129	22,478	NA
Net interest income (GAAP)	$22,509	$22,707	$24,780
Average interest earning assets	$2,770,492	$2,668,217	$2,421,327
Average PPP loans	$136,281	$90,447	N/A
Average interest earning assets, excluding PPP loans	$2,634,211	$2,577,770	N/A
Net interest margin (GAAP)	3.23%	3.42%	4.06%
Net interest margin (TE)	3.28%	3.48%	4.14%
Core net interest margin (TE - excluding PPP loans)	3.34%	3.51%	N/A

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2020	2019
Efficiency Ratio / Adjusted Efficiency Ratio
(Dollars in thousands)

Noninterest expense	$20,266	$18,896	$19,954	$20,266	$18,896	$19,954
Less amortization of core deposit	122	124	157	122	124	157
Less other real estate expense, net	125	143	26	125	143	26
Noninterest expense less adjustments	$20,019	$18,629	$19,771	$20,019	$18,629	$19,771

Net interest income	$22,509	$22,707	$24,780	$22,509	$22,707	$24,780
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	3	3	3
Securities	N/A	N/A	N/A	353	371	457
Net interest income including adjustments	22,509	22,707	24,780	22,865	23,081	25,240
Noninterest income	11,685	10,695	11,933	11,685	10,695	11,933
Less death benefit related to BOLI	(2)	59	-	(2)	59	-
Less securities (losses) gains, net	(1)	-	3,463	(1)	-	3,463
Less MSRs mark to market loss	(160)	(445)	(946)	(160)	(445)	(946)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	122	157	71
Noninterest income (less) / including adjustments	11,848	11,081	9,416	11,970	11,238	9,487

Net interest income including adjustments plus noninterest income (less) / including adjustments	$34,357	$33,788	$34,196	$34,835	$34,319	$34,727
Efficiency ratio / Adjusted efficiency ratio	58.27%	55.13%	57.82%	57.47%	54.28%	56.93%